Exhibit 99.1

Press Release

Hilb Rogal & Hobbs Company	Contact: Carolyn Jones
4951 Lake Brook Drive, Suite 500	Phone: (804) 747-3108
Glen Allen, Virginia 23060	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

July 27, 2005

HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS

RICHMOND, Va.— Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s tenth largest insurance and risk management intermediary, reported today financial results for the second quarter and six months ended June 30, 2005.

For the second quarter, total revenues were $162.0 million, compared with $147.8 million a year ago, an increase of 9.7%. Commissions and fees rose 8.8% to $158.4 million, during the quarter, compared with $145.7 million last year, primarily reflecting acquisitions, offset by a continued decline in premium rates, reduced contingent and override commissions, and lower than normal retention rates primarily related to recent producer culling.

Net income for the quarter was $15.8 million, or $0.44 per share, compared with $20.5 million, or $0.56 per share a year ago, a decrease of 22.9%. Operating net income was $16.5 million, or $0.46 per share, compared with $20.8 million, or $0.57 per share, a year ago, a decrease of 20.6%. Operating net income benefited from higher revenues but was reduced by higher legal and claims expenses, a decline in same-store contingent and override commissions, and investment in sales and service talent. Legal and claims expenses in the second quarter were $3.4 million higher than the same period of 2004. The increase primarily related to various regulatory inquiries and the protection of restrictive covenants in employment contracts, net of insurance recoveries on contested claims.

For the first six months, total revenues rose 12.9% to $345.4 million from $306.0 million a year ago. Commissions and fees increased 12.1% to $338.7 million from $302.1 million last year, due to the revenue factors above. Net income for the six months was $43.5 million, or $1.20 per share, compared with $44.7 million, or $1.23 per share, in 2004, a decrease of 2.7%. Operating net income was $43.6 million, or $1.20 per share, compared with $45.4 million, or $1.25 per share, a year ago, a decrease of 4.0%. Similar to the quarter, operating net income was positively impacted by higher revenues but lowered by higher legal, compliance and claims expenses. Legal, compliance and claims expenses for the six months increased $8.3 million compared with the prior year period. These expenditures primarily related to the factors noted above for the quarter as well as compliance with Section 404 of the Sarbanes-Oxley Act.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was (2.7)% for the second quarter and (1.2)% for the six months. Higher new business production was offset by declining premium rates, the elimination of override commissions, producer culling, timing, and quarter-specific items. Excluding contingent and override commissions, organic growth was (1.1)% for the second quarter and (1.9)% for the six months.

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HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS – Continued

The operating margin for the second quarter was 22.5% compared with 27.1% for the prior year quarter. For the six months, the operating margin decreased to 26.1% in 2005 from 28.3% in 2004. The margin decline in both periods was primarily attributable to legal and regulatory expenses incurred in response to investigations of industry practices, the elimination of override commissions, quarter-specific commission adjustments, and continued net investment in sales and service talent.

The pace of acquisitions slowed during the first half, as it did last year in the second quarter, but HRH continues to expect acquired annualized revenues for this year to be between $30 million and $60 million.

Martin L. (Mell) Vaughan, III, chairman and chief executive officer, said, “Industry developments influenced our financial results this quarter and for the first half of 2005. On the revenue side, premium rates generally continued to decline at a pace that accelerated in the second quarter. If there is a silver lining to declining rates, it is the opportunity to show clients how effectively we can market their risks to insurance carriers. On the expense side, we incurred legal costs related to government investigations, inquiries into industry practices and an internal review of HRH’s business practices along with costs for the addition of experienced professionals who became available as industry events unfolded after October 2004. We view the quality and quantity of the industry talent that we attract as a validation of our strategy and confirmation of our long-term outlook.”

Mr. Vaughan concluded, “Our long-term strategic plan—to expand in the major account territory while continuing to grow our middle-market presence—achieved a strategic advance through the extraordinary industry talent that has joined HRH over the past nine months. Since the hiring of this talent and the receipt of revenue or other contributions are not simultaneous, we incurred expenses for actions that will be accretive to earnings mainly in future periods. Nevertheless, partly as a result of these additions, our operating model has never been more effective, our risk management and risk marketing capabilities never better, and our sales and service never more responsive to the needs of clients. Our current leadership team is as deep and experienced as any in the business. Finally, although we cannot predict the course of regulatory developments, we are hopeful that when the regulatory activity begins to recede, the industry and insureds will be strengthened by the experience.”

HRH will file a Current Report on Form 8-K with the Securities and Exchange Commission prior to HRH’s scheduled conference call on July 28, 2005. This Form 8-K is to provide an update regarding certain industry and legal developments.

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and tenth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company is traded on the New York Stock Exchange, symbol HRH. Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

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HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS – Continued

Forward-Looking Statements

The company cautions readers that the statements about the company’s future operations and business prospects are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Risk factors and uncertainties that might cause such a difference include, but are not limited to, the following: the company’s commission revenues are highly dependent on premium rates charged by insurance underwriters, which are subject to fluctuation based on the prevailing economic conditions and competitive factors that affect insurance underwriters; the level of contingent commissions is difficult to predict and any material decrease in the company’s collection of them is likely to have an adverse impact on operating results; the company has eliminated override commissions effective for business written on or after January 1, 2005, and it is uncertain whether additional contingent commissions payable to the company will offset the loss of such revenues; the company’s growth has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to the company; the company’s failure to integrate an acquired insurance agency efficiently may have an adverse effect on the company; the general level of economic activity can have a substantial impact on revenues that is difficult to predict; a strong economic period may not necessarily result in higher revenues if the volume of insurance business brought about by favorable economic conditions is offset by premium rates that have declined in response to increased competitive conditions; if the company is unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results; the business practices and broker compensation arrangements of the company and the insurance intermediary industry are subject to uncertainty due to investigations by various governmental authorities and related private litigation; and quarterly and annual variations in the company’s commissions and fees that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on the company’s results of operations. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other reports from time to time filed with or furnished to the Securities and Exchange Commission.

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HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
REVENUES
Commissions and fees	$158,432	$145,674	$338,689	$302,070
Investment income	1,515	756	2,588	1,311
Other	2,080	1,325	4,095	2,601

	162,027	147,755	345,372	305,982
OPERATING EXPENSES
Compensation and employee benefits	90,195	79,145	183,855	162,870
Other operating expenses	32,611	26,411	65,530	51,977
Depreciation	2,090	2,074	4,280	4,329
Amortization of intangibles	4,717	2,852	9,414	5,681
Interest expense	4,035	2,385	7,797	4,914
Severance charge[1]	1,303	—	1,303	—
Integration costs[2]	764	636	764	1,627

	135,715	113,503	272,943	231,398

INCOME BEFORE INCOME TAXES	26,312	34,252	72,429	74,584
Income taxes	10,509	13,748	28,904	29,846

NET INCOME	$15,803	$20,504	$43,525	$44,738

Net Income Per Share:
Basic	$0.44	$0.57	$1.22	$1.25

Assuming Dilution	$0.44	$0.56	$1.20	$1.23

Dividends Per Share	$0.1150	$0.1050	$0.2200	$0.1975

Weighted Average Shares Outstanding:
Basic	35,614	35,921	35,797	35,754

Assuming Dilution	36,138	36,584	36,324	36,460

[1]	The company recorded a severance charge for the quarter ended June 30, 2005, representing an estimated severance benefit for Robert B. Lockhart, the company’s former president and chief operating officer, who resigned in May 2005.

[2]	Integration costs represent one-time costs including severance and other employee-related costs, facility and lease termination costs and branding expenses.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	JUNE 30, 2005	DECEMBER 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$224,697	$210,470
Receivables (net)	258,847	240,421
Prepaid expenses and other	17,551	24,586

TOTAL CURRENT ASSETS	501,095	475,477
PROPERTY & EQUIPMENT (NET)	25,487	24,024
INTANGIBLE ASSETS (NET)	764,762	757,942
OTHER ASSETS	24,127	20,556

	$1,315,471	$1,277,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$346,446	$315,130
Accounts payable	13,764	13,417
Accrued expenses	32,883	46,371
Premium deposits and credits due customers	43,590	48,287
Current portion of long-term debt	12,284	16,248

TOTAL CURRENT LIABILITIES	448,967	439,453
LONG-TERM DEBT	263,082	265,384
DEFERRED INCOME TAXES	36,251	34,113
OTHER LONG-TERM LIABILITIES	35,585	31,893
SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,671 and 35,886 shares, respectively)	223,037	233,785
Retained earnings	307,616	271,978
Accumulated other comprehensive income	933	1,393

	531,586	507,156

	$1,315,471	$1,277,999

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with United States generally accepted accounting principles (GAAP).

	NET INCOME THREE MONTHS ENDED JUNE 30,		NET INCOME PER SHARE ASSUMING DILUTION THREE MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$15,803	$20,504	$0.44	$0.56
Excluding:
Non-operating gains, net of tax	(501)	(47)	(0.01)	—
Severance charge, net of tax	782	—	0.02	—
Integration costs, net of tax	459	381	0.01	0.01

OPERATING NET INCOME	$16,543	$20,838	$0.46	$0.57

	OPERATING MARGIN THREE MONTHS ENDED JUNE 30,		OPERATING REVENUE THREE MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$15,803	$20,504	$162,027	$147,755
Excluding:
Non-operating gains	(835)	(78)	(835)	(78)
Amortization of intangibles	4,717	2,852	—	—
Interest expense	4,035	2,385	—	—
Severance charge	1,303	—	—	—
Integration costs	764	636	—	—
Income taxes	10,509	13,748	—	—

OPERATING MARGIN / REVENUE	$36,296	$40,047	$161,192	$147,677

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME SIX MONTHS ENDED JUNE 30,		NET INCOME PER SHARE ASSUMING DILUTION SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$43,525	$44,738	$1.20	$1.23
Excluding:
Non-operating gains, net of tax	(1,134)	(285)	(0.03)	(0.01)
Severance charge, net of tax	782	—	0.02	—
Integration costs, net of tax	459	976	0.01	0.03

OPERATING NET INCOME	$43,632	$45,429	$1.20	$1.25

	OPERATING MARGIN SIX MONTHS ENDED JUNE 30,		OPERATING REVENUE SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$43,525	$44,738	$345,372	$305,982
Excluding:
Non-operating gains	(1,891)	(475)	(1,891)	(475)
Amortization of intangibles	9,414	5,681	—	—
Interest expense	7,797	4,914	—	—
Severance charge	1,303	—	—	—
Integration costs	764	1,627	—	—
Income taxes	28,904	29,846	—	—

OPERATING MARGIN / REVENUE	$89,816	$86,331	$343,481	$305,507

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands)

	ORGANIC GROWTH
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP COMMISSIONS AND FEES	$158,432	$145,674	$338,689	$302,070
Commissions and fees from acquired agencies, net of divestitures	(16,653)	—	(40,173)	—

COMMISSIONS AND FEES, EXCLUDING THE EFFECT OF REVENUES FROM ACQUIRED/ DIVESTED AGENCIES	$141,779	$145,674	$298,516	$302,070

	ORGANIC GROWTH, NET OF CONTINGENT AND OVERRIDE COMMISSIONS
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP COMMISSIONS AND FEES	$158,432	$145,674	$338,689	$302,070
Contingent and override commissions	(7,380)	(7,601)	(44,677)	(35,070)
Commissions and fees from acquired agencies, net of divestitures	(14,484)	—	(32,134)	—

COMMISSIONS AND FEES, NET OF CONTINGENT AND OVERRIDE COMMISSIONS, EXCLUDING THE EFFECT OF REVENUES FROM ACQUIRED/DIVESTED AGENCIES	$136,568	$138,073	$261,878	$267,000

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